Exhibit 99.1

BigCommerce Announces Leadership Changes

Changes to top finance and legal roles follow 11 straight quarters of strong ARR growth since its IPO and trajectory toward positive adjusted EBITDA in Q4

AUSTIN, Texas — May 24, 2023 — BigCommerce (Nasdaq: BIGC), a leading Open SaaS ecommerce platform for fast-growing and established B2C and B2B brands, today announced the appointment of Daniel Lentz as the company’s Chief Financial Officer, effective July 1. Lentz, who has been the company’s Senior Vice President of Finance and Investor Relations, replaces longtime Chief Financial Officer Robert Alvarez, who is retiring.

The company also announced the appointment of Chuck Cassidy as its General Counsel, effective June 2. Cassidy, who has been BigCommerce’s Vice President and Associate General Counsel, replaces Chief Legal Officer Jeff Mengoli, who is retiring.

BigCommerce also announced the addition of Hubert Ban as the company’s Chief Accounting Officer, replacing Vice President of Accounting and Principal Accounting Officer Thomas Aylor, who left BigCommerce May 19. Ban will join BigCommerce on June 8. Alvarez will serve as BigCommerce’s principal accounting officer until then.

“On behalf of everyone at BigCommerce, I want to thank RA, Jeff and Thomas for their leadership and enormous contributions to BigCommerce over many years and congratulate Daniel, Chuck and Hubert on their new roles,” said BigCommerce CEO Brent Bellm. “RA in particular has been my close partner, advisor and friend since I joined the company. More than anyone else, RA deserves credit for building BigCommerce from an early-stage startup into a successful public company. I’m particularly grateful for his extraordinary cultural leadership and charting our path toward sustained long-term growth and profitability.”

Alvarez is retiring after serving as BigCommerce’s CFO since 2011. In that time, he has played an instrumental role in transforming the company from a small business solution to a comprehensive, industry-leading enterprise ecommerce platform serving businesses of all sizes across more than 150 countries with annual recurring revenue of $317 million, up from $7 million when he joined. He has overseen all facets of financial and operational strategy and led BigCommerce through multiple private funding rounds with top venture investors, its 2020 IPO and its first follow-on offering. Alvarez also has made an immeasurable impact on BigCommerce’s culture, instilling values of accountability, transparency, inclusivity and “humbition” throughout the company. BigCommerce has received several awards for its workplace culture during Alvarez’s tenure, and he has been recognized with multiple professional awards for his role as CFO.

“I’m immensely proud of the team and culture we were able to build, and what we were able to achieve together over the last nearly 12 years,” Alvarez said. “My heart is full as I reflect on everyone who has contributed to the continued success of BigCommerce. There is never an easy time to say goodbye to your life’s work, but I’m looking forward to my next chapter with my family and have every confidence in Daniel and the rest of the BigCommerce team to continue to steer the company to long-term success.”

Lentz takes over as CFO after nearly five years overseeing finance and investor relations at BigCommerce. As a member of BigCommerce's senior leadership team, he has had responsibility for the financial activity of the company, including external financial guidance, capital markets and investor relations activities. His responsibilities have included all financial forecasting, planning, pricing, sales compensation and financial operations.

Mengoli’s retirement comes after more than seven years as BigCommerce’s Chief Legal Officer. He joined in 2016 as the company’s first legal officer and has built a talented team of attorneys during his tenure. Like Alvarez, he played a critical role during the company’s growth as a private company and helped shepherd BigCommerce through its IPO, secondary offering, and other major corporate transactions.

Cassidy’s promotion to General Counsel follows nearly six years at BigCommerce, most recently as Vice President and Associate General Counsel. He has broad experience representing growth-stage software and technology companies and previously practiced corporate and transactional law at Vinson & Elkins, L.L.P.

Ban joins BigCommerce from Salesforce, where he has worked since 2008 and served as Senior Vice President of SEC Reporting and Technical Accounting since 2020. He has managed SEC, international statutory, board of directors and ESG reporting and technical and equity accounting. He has been involved in the acquisitions of Mulesoft, Tableau and Slack. Prior to joining Salesforce, he worked in accounting and reporting roles for companies such as Morgan Stanley, Ernst & Young and Deloitte.

Exhibit 99.1

About BigCommerce

BigCommerce (Nasdaq: BIGC) is a leading open software-as-a-service (SaaS) ecommerce platform that empowers merchants of all sizes to build, innovate and grow their businesses online. BigCommerce provides merchants sophisticated enterprise-grade functionality, customization and performance with simplicity and ease-of-use. Tens of thousands of B2C and B2B companies across 150 countries and numerous industries use BigCommerce to create beautiful, engaging online stores, including Ben & Jerry’s, Molton Brown, S.C. Johnson, Skullcandy, Solo Stove, Ted Baker and Vodafone. Headquartered in Austin, BigCommerce has offices in London, Kyiv, San Francisco, and Sydney. For more information, please visit www.bigcommerce.com or follow us on Twitter, LinkedIn, Instagram and Facebook.

BigCommerce® is a registered trademark of BigCommerce Pty. Ltd. Third-party trademarks and service marks are the property of their respective owners.

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Media Contact:
Brad Hem
pr@bigcommerce.com